EXHIBIT 23.5



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of 360 Communications Company on Form S-3 (No. 333-21331), Form S-8 (No. 333-1378), Form S-8 (No. 333-1380), and Form S-8 (333-1382) of our report dated February 13, 1997, on our audits of the financial statements of the New York SMSA Limited Partnership (the "Partnership") as of and for the years ended December 31, 1996 and 1995, and of our report dated March 21, 1996, on our audits of the financial statements of the Partnership as of and for the years ended December 31, 1995 and 1994, which reports are included in the 360 Communications Company Annual Report on Form 10-K for the year ended December 31, 1996. The financial statements referred to above are not included separately in the Annual Report on Form 10-K.



                                                      Coopers & Lybrand L.L.P.

New York, New York
March 27, 1997